EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Limited-Term Diversified Income Fund (formerly, Macquarie Limited-Term Diversified Income Fund)	Effective as of April 19, 2001

Nomura Tax-Free Oregon Fund (formerly, Macquarie Tax-Free Oregon Fund)	Effective as of October 4, 2019

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY		DELAWARE GROUP LIMITED-TERM GOVERNMENT FUNDS for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director